EXHIBIT 99.2


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                          EXCERPTS FROM MINUTES OF THE
                    ANNUAL MEETING OF THE BOARD OF DIRECTORS
                    OF AVNET, INC. HELD ON NOVEMBER 20, 1996


     At the request of the Chairman, Mr. Sadowski summarized the Stock Bonus Plan for Outside Directors (the "Plan") currently in effect and management's recommendations with respect to the modification and continuation of the program. Mr. Sadowski stated that the Plan as originally adopted in 1987 provided that each Outside Director serving on the Board would receive four annual installments of 250 shares of the Corporation's Common Stock following his or her initial year of service as a Director. He said that the Plan had previously been amended in 1992 to add four additional installments of 250 shares each. Mr. Sadowski and Mr. Machiz then stated management's recommendation that the Plan be continued and modified so that each Outside Director serving on the Board will receive shares of the Corporation's Common Stock annually after his or her first year of service but subject to a cap as to the maximum dollar value of such shares. A discussion ensued as to the overall remuneration of Outside Directors and the appropriate cap to be placed on the market value of the shares to be issued annually to each Outside Director under the Plan. Whereupon, upon motion duly made, seconded and unanimously carried, it was

               RESOLVED, that the Corporation's Stock Bonus Plan for Outside Directors be and hereby is extended and modified in accordance with the proposal presented at this Meeting; namely, that (i) each Outside Director (excluding Directors who are or formerly were employees of the Corporation) who is currently a participant in the Plan will receive an award of 300 shares of the Corporation's Common Stock on the first business day of January of each year so long as he or she continues to provide services as an Outside Director; (ii) that all newly elected Outside Directors in the future will receive upon election for a second term an award of 300 shares of the Corporation's Common Stock in the January following such re-election and 300 shares per year annually thereafter so long as he or she continues to provide services as an Outside Director; (iii) that the aforementioned annual awards of 300 shares will be


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          appropriately    adjusted   in   the   event   of   stock   dividends,
          recapitalization of the Corporation's Common Stock, split-ups or combinations of shares or similar capital adjustments; and (iv) that such annual awards of 300 shares each will be adjusted downward, as necessary, in decrements of 25 shares so that the value of such shares on the date of each issuance is not greater than $24,000 (the value being determined based upon the average of the high and low market prices on the New York Stock Exchange on the date of issuance).